Exhibit 10.5
OCEANEERING INTERNATIONAL, INC.
2021 ANNUAL CASH BONUS AWARD PROGRAM SUMMARY
The Compensation Committee (the “Committee”) of the Board of Directors of Oceaneering International, Inc. (“Oceaneering,” and together with its subsidiaries, the “Company”) approved a 2021 Annual Cash Bonus Award Program (the “Program”) for Employees selected by the Committee, under Oceaneering’s 2020 Incentive Plan (the “Incentive Plan”), that establishes certain goals for the Company or functional unit or business segments thereof in 2021 (the “Program Goals”). The terms “Employee” and “Participant” have the respective meanings set forth in the Incentive Plan.
Under the Program, cash bonuses payable to Participants in the Program are determined by the Committee based on the level of achievement of the Program Goals approved by the Committee and, where applicable, individual goals, weighted as follows:
(a)for Oceaneering’s executive officer Participants:
    60%    the Company’s consolidated earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2021, adjusted to remove the net impact of: foreign currency gains and losses; sales of fixed assets and investments resulting in gains or losses; impairments, write-downs and/or write-offs of assets; corporate restructuring expenses; and other unusual items as may be approved by the Committee (“Adjusted EBITDA”);
    30%    the Company’s net cash provided by operating activities less purchases of property and equipment for the year ending December 31, 2021, as approved by the Committee (“Free Cash Flow”); and
    10%    safety goals for the Company; and
(b)for other corporate and functional staff Participants:
    40%    Adjusted EBITDA;
    25%    Free Cash Flow;
    15%    individual goals;
    10%    safety goals for the Company; and
    10%    quality goals for the relevant functional unit; and
(c)for other business segment Participants:
    40%    Adjusted EBITDA;
    25%    Free Cash Flow;
    15%    individual goals;
    10%    safety goals for the relevant segment; and
    10%    quality goals for the relevant segment.
For each Participant under the Program, the cash bonus achievable is an amount, determined in U.S. Dollars, payable on or before March 15, 2022, based on a percentage approved by the Committee or its delegate, applied to: (1) the 2021 annual base salary for each
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Participant serving as an executive officer of the Company during 2021; and (2) the annual base salary rate in effect on October 1, 2021 for each of the other Participants.
The foregoing notwithstanding, payments are subject to the Company's Clawback Policy, and the Committee has absolute discretion to approve payment of amounts other than those determined based on the level of achievement of Program Goals and, where applicable, individual goals. Further, the Committee has delegated full authority under the Program to Oceaneering’s Chief Executive Officer, except with respect to any Participant who, at the time of award, serves the Company as: (1) a member of the Board; (2) an executive officer or other officer appointed by the Board; (3) an Employee with the title of vice president or above; (4) the Director, Internal Audit (or an Employee with an equivalent position); or (5) the Chief Compliance Officer (or an Employee with an equivalent position).
In any event, to be eligible to receive a cash bonus under the Program, a Participant must be either: (1) an active Employee in good standing of the Company, as determined in the absolute discretion of the Committee or Oceaneering’s Chief Executive Officer (within his delegated authority); or (2) a member of Oceaneering’s Board of Directors, at the time cash bonuses are paid under the Program.
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